ASSIGNMENT OF RIGHTS AGREEMENT

This Assignment of Rights Agreement (the “Assignment”) is effective as of this 19th day of July 2006, by Jan Wallace, a resident of the State of Arizona, to and in favor of Secured Lending, LLC, a Nevada limited liability company (the “Company”).

WHEREAS, Jan Wallace (“Wallace”) entered into that certain Branch Manager Agreement (the “Branch Agreement”) with Americash, a California corporation, also dated July 19, 2006; and

WHEREAS, Wallace entered into the Branch Agreement as a principal of Company in furtherance of the Company’s business plan to engage in the mortgage banking industry; and

WHEREAS, this Assignment is meant to memorialize Wallace’s assignment of those rights under the Branch Agreement for the benefit of the Company;

NOW THEREFORE, for full and adequate consideration, including one ($ 1.00) dollar and other good and valuable consideration, the receipt of which is hereby acknowledge, the parties hereby represent, covenant, agree and acknowledge as follows:

Section 1 (Assignment of Rights). Any and all rights to compensation under that certain Branch Agreement dated July 19, 2006 (attached hereto as Appendix A), including after-acquired rights, are and shall be the exclusive property of the Company and Wallace shall not have, nor claim to have, any right, title or interest therein or thereto in such capacity. All opportunities in connection with the Branch Agreement, whether or not involving third parties, shall belong to and be carried out for the account of the Company. Wallace shall from time to time execute and deliver such additional instruments of transfer as may be requested by the Company to confirm such transfer to the Company. Notwithstanding anything to the contrary, Wallace does not delegate and the Company does not assume any of Wallace’s obligations to perform under the Branch Agreement.

Section 2 (No Defaults). Wallace represents that the execution, delivery and performance of this Assignment and the consummation of the transactions contemplated herein will not:

▪	Conflict with or result in a breach, default or violation of the Branch Agreement (other than Sections 7 and 11 of the Branch Agreement described in Section 3 of this Assignment);
▪	Conflict with or result in a breach, default or violation (with due notice or lapse of time or both) of any material agreement to which the Company is a party; or
▪
Require the Company to obtain or make any waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any governmental authority, which has not been obtained, made or waived.

Section 3 (Consents). No later than 30 days from the execution of this Assignment, Wallace agrees to secure, on behalf of the Company, the following from the President or proper authority of Americash: (1) a consent for the Company to access the proprietary information of Americash, described in Section 7 of the Branch Agreement, for the limited purpose to permit Wallace to perform her duties under the Branch Agreement while maintaining her fiduciary responsibilities as officer and director to Secured Diversified Investment, Ltd., the Company’s sole owner and manager; (2) a waiver of the conflict of interest provided in Section 11 of the Branch Agreement to allow Wallace to serve as a director and officer of Secured Diversified Investment, Ltd., the owner and manager of the Company, which intends engage in the mortgage banking industry; and (3) any other consent or waiver necessary to avoid a default, breach or violation of the Branch Agreement. In connection with the foregoing, the Company agrees in advance to execute and deliver to Americash any reasonable restrictive covenants to the nature and extent Wallace is already bound by under the Branch Agreement, including the non-solicitation provisions of Section 6 and the covenants made in Section 7 pertaining to the proper use of trade secrets.

    Section 4 (Limited Indemnification). Inasmuch as Wallace performs her duties under the Branch Agreement in good faith and for the benefit of the Company and further obtains the consents/waivers required in this Section 3 of the Assignment, the Company agrees to indemnify Wallace in connection with any default, breach or violation of the Branch Agreement absent a finding of intentional misconduct, fraud or knowing violation of the law.

Section 5 (Miscellaneous). This Assignment constitutes the entire agreement among the parties. All negotiations, proposals, modifications and agreements prior to the date hereof among parties are merged into this Assignment and are superseded hereby. There are no other terms, conditions, promises, understandings, statements, or representations, express or implied, among the parties unless set forth in writing and signed by the parties. This Assignment shall be construed in accordance with the law of the State of Nevada, and the parties hereto agree that Clark County, Nevada, shall be the exclusive venue of any action which may be filed with respect to this Assignment.

In witness hereof, the parties have executed this Assignment on August 16, 2006, to be effective on the date first written above.

Secured Lending, LLC _______________________ By: Its:	_________________________ Jan Wallace